EXHIBIT 3.A


Article Eleven of the First Restated Articles of Incorporation of the Company as amended:

1. No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Section 1 shall not eliminate or limit the liability of any director (i) for any breach of such director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act, as amended from time to time, or (iv) for any transaction from which such director derived an improper personal benefit; and provided, further, that this Section 1 shall not eliminate or limit the liability of any director for any act or omission occurring before the effective date hereof. The objective of this Section 1 is to eliminate or limit the liability of directors of the Corporation to the fullest extent permitted by applicable Illinois law, including Section 2.10(b)(3) of the Illinois Business Corporation Act, as in effect on the date this Section shall become effective, and by any subsequent amendment thereto to the extent that such amendment shall authorize or permit such liability to be further eliminated or limited.

2. Any person made a party to or involved in any litigation (which term shall include any actual or threatened civil, criminal, administrative or arbitration action, proceeding, claim, suit or appeal therefrom) by reason of the fact that such person at any time was or is a director, officer or employee of the Corporation, or by reason of the fact that, at the request of the Corporation, such person served or is serving as a director, officer or employee of any business corporation, not-for-profit corporation, joint venture, trade association or other entity, shall be indemnified by the Corporation against all liabilities, judgments, fines and amounts paid in settlement and all expenses (including attorneys' fees) actually and reasonably incurred by such person arising out of or in connection with any such litigation, if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity and, in the case of criminal litigation, such person had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that such person shall not be indemnified hereunder if, in the case of litigation by or in the right of the Corporation, it shall be finally determined in such litigation that such person breached his or her duty to the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity unless, and then only to the extent that, a court shall finally determine that, despite such breach of duty, such person, in view of all the circumstances relating to such litigation, is fairly and reasonably entitled to indemnification under this paragraph 1.

3. Any action taken or omitted to be taken by any such director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be deemed prima facie to be in compliance with the applicable standard of conduct set forth in paragraph 1, whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.

4. Unless finally determined as provided in paragraph 1, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the person seeking indemnification did not meet the applicable indemnification standard set forth in paragraph 1.

5. Except where a person has been successful on the merits with respect to any such litigation, any indemnification hereunder shall be made only after (a) the Board of Directors (acting by a quorum consisting only of directors who were not involved in such litigation) determines that such person met the applicable indemnification standard set forth in paragraph 1 or (b) in the absence of such a quorum, a panel (selected in the following manner) determines that such person met the applicable indemnification standard set forth in paragraph 1: one member of such panel shall be selected by the members of the Board of Directors who were not involved in such litigation, or, if there should be no such directors, then by the senior-ranking officer of the Corporation who was not involved in such litigation; one member of such panel shall be selected by the person seeking indemnification; and the third member of such panel shall be selected by the first two members or, in the event such two panel members cannot agree within 30 days, by the President of the Illinois State Bar Association. Such panel shall make its determination by arbitration in accordance with the laws of the State of Illinois. Judgment upon the award rendered by such panel may be entered in any court having jurisdiction thereof.

6. Advances may be made by the Corporation against costs, expenses and fees arising out of, or in connection with, any such litigation at the discretion of, and upon such terms (but always subject to the final determination of a person's right to indemnification) as may be determined by, the Board of Directors.

7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer or employee of any business corporation, not-for-profit corporation, joint venture, trade association or other entity, against any liability asserted against such person which was incurred in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against any such liability under the provisions of this Article.

8. The right of indemnification provided hereunder shall not be deemed exclusive of any other right to indemnification to which any person may be entitled, or of any other indemnification which may lawfully be granted to any person in addition to the indemnification provided hereunder. Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person's heirs, executors or other lawful representatives.

9. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of any other provision of this Article.